Proxy Voting Results

A special meeting of the fund's shareholders was held on February 15, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	756,274,117.48	94.929
Withheld	40,401,891.30	5.071
TOTAL	796,676,008.78	100.000
Albert R. Gamper, Jr.
Affirmative	756,074,508.43	94.904
Withheld	40,601,500.35	5.096
TOTAL	796,676,008.78	100.000
Robert M. Gates
Affirmative	753,726,156.15	94.609
Withheld	42,949,852.63	5.391
TOTAL	796,676,008.78	100.000
George H. Heilmeier
Affirmative	754,732,746.86	94.735
Withheld	41,943,261.92	5.265
TOTAL	796,676,008.78	100.000
Edward C. Johnson 3d
Affirmative	754,073,233.82	94.652
Withheld	42,602,774.96	5.348
TOTAL	796,676,008.78	100.000
Stephen P. Jonas
Affirmative	756,562,609.94	94.965
Withheld	40,113,398.84	5.035
TOTAL	796,676,008.78	100.000
Marie L. Knowles
Affirmative	754,799,466.04	94.744
Withheld	41,876,542.74	5.256
TOTAL	796,676,008.78	100.000
Ned C. Lautenbach
Affirmative	755,172,679.13	94.790
Withheld	41,503,329.65	5.210
TOTAL	796,676,008.78	100.000
William O. McCoy
Affirmative	754,375,687.88	94.690
Withheld	42,300,320.90	5.310
TOTAL	796,676,008.78	100.000
Robert L. Reynolds
Affirmative	755,950,104.48	94.888
Withheld	40,725,904.30	5.112
TOTAL	796,676,008.78	100.000
Cornelia M. Small
Affirmative	755,751,11.56	94.863
Withheld	40,924,897.22	5.137
TOTAL	796,676,008.78	100.000
William S. Stavropoulos
Affirmative	747,114,578.40	93.779
Withheld	49,561,430.38	6.221
TOTAL	796,676,008.78	100.000
Kenneth L. Wolfe
Affirmative	755,847,459.35	94.875
Withheld	40,828,549.43	5.125
TOTAL	796,676,008.78	100.000
ADenotes trust-wide proposal and voting results.